Exhibit 99.1

Jewett Cameron Launches In-Store Fence Product Displays

North Plains, Oregon, August 20, 2024 – Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF) has successfully launched in-store merchandiser displays in major home improvement retailers for their integrated steel framework for wood fences.  These displays were successfully trialed during our fiscal third quarter, expanded into more stores throughout the summer, with additional regions scheduled to be added in a larger roll-out during our first quarter which begins September 1, 2024.

In the spring of 2024, Jewett Cameron collaborated with major home center retailers to develop a merchandise display with enhanced point-of-sale messaging to be located in-aisle near wood fence materials.  The initial trial of these merchandisers in the Southern California region was so successful other stores quickly opted in. Lifetime Steel Post® product sales in participating stores with these merchandisers notably outperformed year over year.  Regional merchant managers in other areas took notice and requested merchandisers to be added to their stores.  Jewett Cameron currently has a number of other regions scheduled for merchandiser installation with additional region requests continuing to come in.

“Jewett Cameron has a history of providing innovative and high-quality fence solutions that meet the needs of both professionals and DIY enthusiasts,” said Mike Siuda, Vice President of Sales and Marketing at Jewett Cameron. “The new in-store merchandisers are a testament to our commitment to customer satisfaction and product excellence. We are thrilled with the positive response and excited to continue expanding our reach.”

Jewett Cameron offers an array of innovative steel products designed to enhance wood fences and gates, including the Adjust-A-Gate® and Lifetime Steel Post®. These products are central to the Jewett Cameron Fence line and are crafted to simplify the construction of fences while ensuring durability and long-term performance. The Adjust-A-Gate® full steel frame gate has sold millions since its inception and the majority of them have been commercialized in their own custom merchandiser display.  The Lifetime Steel Post® was introduced around 7 years ago and sales growth continues year over year. Historically steel fence post products were sold alongside incompatible steel chain link fence products in a separate aisle. These new merchandisers are a notable innovation due to the strategic placement of these gate systems alongside Lifetime Steel Post® in the lumber aisle of major home centers. This placement allows both professionals and DIY enthusiasts to conveniently access all necessary steel components for gate and wood fence construction in one spot.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company’s business consists of the manufacturing and distribution of patented and patent pending specialty metal and sustainable bag products, and wholesale distribution of wood products. The Company’s brands include Lucky Dog®, for pet products; Adjust-A-Gate™, Fit-Right®, Perimeter Patrol®, Infinity Euro Fence, and Lifetime Post™ for gates and fencing; MyEcoWorld® for sustainable bag products; and Early Start, Spring Gardner™, Greenline®, and Weatherguard for greenhouses. Additional information about the Company and its products can be found the Company’s website at www.jewettcameron.com.

Contact: Chad Summers, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.